 Exhibit 10.5

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (“Agreement”) is made and entered into as of September 1, 2021, by and between Red Cat Holdings, Inc., a Nevada corporation (“Company”) and George Matus, an individual (“Matus”). As used herein, the “Effective Date” shall be September 1, 2021.

W I T N E S S E T H:

WHEREAS Matus desires to be employed by the Company as CEO of Teal Drones and the Company wishes to employ Matus in such capacity; and

NOW, THEREFORE, in consideration of the foregoing and their respective covenants and agreements contained in this document the Company and Matus hereby agree as follows:

1.	Employment and Duties. The Company agrees to employ, and Matus agrees to serve as CEO of Teal Drones. The duties and responsibilities of Matus shall include the duties and responsibilities as the executive management Red Cat may from time to time assign to Matus. Matus shall devote all his business time and best efforts to the performance of his duties under this Agreement and shall be subject to, and shall comply with the Company policies, practices and procedures and all codes of ethics or business conduct applicable to his position, as in effect from time to time.

2.	Term. The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) year following the Effective Date and shall be automatically renewed for successive one (1) year periods thereafter unless either party provides the other party with notice of his or its intention not to renew this Agreement. “Employment Period” shall mean the initial one
(1)	year term plus renewals, if any.

3.	Base Salary. The Company agrees to pay Matus a base salary (“Base Salary”) equal to $130,000 per annum. The Base Salary shall be paid in periodic installments in accordance with the Company’s regular payroll practices. If Matus’ employment is terminated for any reason, Matus shall be entitled to the accrued salary through the termination date.

a.	Bonus.
i.	If Teal Drones revenues exceed $2.5 million during the period from September 1, 2021, to December 31, 2021, Matus’ base salary will increase to $150,000 on January 1, 2022.
ii.	If Teal Drones’ revenues exceed $9 million during the period from January 1, 2022, to December 31, 2022, Matus’ base salary will increase to $170,000 on January 1, 2023.

b.	Restricted Stock Units and Options. Matus shall be issued the Restricted Stock Units and the options set forth in Exhibits A and B, respectively. In addition, Matus will be eligible for bonus grants of awards under the Company’s 2019 Equity Incentive Plan (or any successor or replacement plan adopted by the Board and approved by the stockholders of the Company) (the “Plan”) as the Compensation Committee or Board may from time to time determine (the “Share Awards”). ShareAwards shall be subject to the applicable Plan terms and conditions, provided, however, that ShareAwards shall be subject to any additional terms and conditions as are provided herein or in any award, Board resolution or certificate(s), which shall supersede any conflicting provisions governing.
i.	See Exhibit A “Restricted Stock Units”
ii.	See Exhibit B “Stock Options”

c.	For purposes of Internal Revenue Code Section 280G (“Section 280G”), the Company agrees that the Executive’s bonus terms and equity awards that require services to the Company after the Closing and, where applicable, achievement of performance metrics, including without limitation the Restricted Stock Units set forth in Exhibit A, will be treated as reasonable compensation for future services and not contingent payments that might be “parachute payments” for the purposes of Section 280G.

4.	Severance Compensation.

a.	Upon termination of employment for any reason other than by the Company for Cause or by Matus without Good Reason, Matus shall sign a full release and be entitled to 12- months’ severance of his base salary paid in accordance with normal pay periods.

b.	Upon termination of employment for cause, Matus shall not be entitled to severance but rather paid the accrued payroll earned.

c.	“Cause” means Matus’: (i) indictment, plea of no contest, guilty, or similar plea deal, or conviction of (x) a felony or (y) a crime involving fraud, embezzlement, or other crime that, in the Company’s reasonable discretion, will materially negatively impact the Company or its image, (ii) willful disregard of, or his willful failure to perform, his material duties under this Agreement or his willful disregard of the reasonable written policies of the Company, which, if curable, is not cured by Matus within thirty (30) days after delivery of notice by the Company of such breach, or (iii) material violation of any of the covenants and conditions of this Agreement (provided that, if such violation can be cured,, Matus shall have a period of thirty (30) days after delivery of notice by the Company of such breach.

d.	“Good Reason” shall mean: (i) a reduction of Matus’ salary and bonus eligibility, provided, however, that other similarly situated employees of the Company are not subject to a similar reduction in salary and bonus eligibility; (ii) a material diminution of Matus’ authority, duties, or responsibilities, provided that Matus gives the Company written notice of such material diminution and a 30-day period in which to cure such action and, if the Company cures the action, then Good Reason shall not exist; or (iii) a change in Matus’ principal place of work to a location greater than thirty (30) miles from Matus’ principal place of work immediately prior to such a change, provided that Matus does not consent to such change.

5.	Clawback Rights. Any bonus, and any and all stock based compensation (such as options and equity awards) (collectively, the “Clawback Benefits”) shall be subject to “Clawback Rights” as follows: during the period that Matus is employed by the Company and upon the termination of Matus’ employment and for a period of three (3) years thereafter, if there is a restatement of any financial results from which any metrics were determined to be achieved which were the basis of the granting and calculation of such Clawback Benefits to Matus, Matus agrees to repay any amounts which were determined by reference to any Company financial results which were later restated (as defined below), to the extent the Clawback Benefits amounts paid exceed the Clawback Benefits amounts that would have been paid, based on the restatement of the Company’s financial information. All Clawback Benefits amounts resulting from such restated financial results shall be retroactively adjusted by the Compensation Committee to take into account the restated results, and any excess portion of the Clawback Benefits resulting from such restated results shall be immediately surrendered to the Company and if not so surrendered within ninety (90) days of the revised calculation being provided to Matus by the Compensation Committee following a publicly announced restatement, the Company shall have the right to take any and all action to effectuate such adjustment. The calculation of the revised Clawback Benefits amount shall be determined by the Compensation Committee in good faith and in accordance with applicable law, rules, and regulations. All determinations by the Compensation Committee with respect to the Clawback Rights shall be final and binding on the Company and Matus. The Clawback Rights shall terminate following a Change of Control as defined in Section 11(f), subject to applicable law, rules, and regulations. For purposes of this Section 7, a restatement of financial results that requires a repayment of a portion of the Clawback Benefits amounts shall mean a restatement resulting from material non-compliance of the Company with any financial reporting requirement under the federal securities laws and shall not include a restatement of financial results resulting from subsequent changes in accounting pronouncements or requirements which were not in effect on the date the financial statements were originally prepared (“Restatements”). The parties acknowledge it is their intention that the foregoing Clawback Rights as relates to Restatements conform in all respects to the provisions of the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (“Dodd-Frank Act”) and require recovery of all “incentive-based” compensation, pursuant to the provisions of the Dodd-Frank Act and all rules and regulations promulgated thereunder from time to time in effect. Accordingly, the terms and provisions of this Agreement shall be deemed automatically amended from time to time to assure compliance with the Dodd-Frank Act and such rules and regulations as hereafter may be adopted and in effect.

6.	Expenses. Matus shall be entitled to reimbursement by the Company for all ordinary and necessary travel, entertainment, and other expenses incurred by Matus while employed (in accordance with the policies and procedures established by the Company) in the performance of his duties and responsibilities under this Agreement; provided, that Matus shall get preapproval and properly account for such expenses in accordance with Company policies and procedures.

7.	Other Benefits. During the term of this Agreement, Matus shall be eligible to participate in benefits as the Company makes such opportunities available to the Company’s salaried employees.

8.	Vacation. During the term of this Agreement, Matus shall be entitled to accrue, on a pro rata basis, twenty-one (21) paid vacation days per year. Vacation shall be taken at such times as are mutually convenient to Matus and the Company.

9.	Termination of Employment.

(a)  Death. If Matus dies during the Employment Period, this Agreement and the employment with the Company shall automatically terminate.

(b)   Disability. If during the term of this Agreement Matus shall be prevented from performing his essential functions hereunder to the full extent required by the Company by reason of Disability (as defined below), this Agreement and Matus’ employment with the Company shall automatically terminate. “Disability” shall mean a physical or mental disability that prevents the performance by Matus, with or without reasonable accommodation, of his essential functions hereunder for an aggregate of ninety (90) days or longer during any twelve (12) consecutive months. The determination of Matus’ Disability shall be made by an independent physician who is reasonably acceptable to the Company and Matus (or his representative), be final and binding on the parties hereto and be made taking into account such competent medical evidence as shall be presented to such independent physician by Matus and/or the Company or by any physician or group of physicians or other competent medical experts employed by Matus and/or the Company to advise such independent physician.

(c)  At Will. Upon termination, the Company shall have no further obligations or liability to Matus or his heirs, administrators, or executors with respect to compensation and benefits thereafter, except for the obligation to pay Matus pursuant to Section 4. The Company shall deduct from all payments made hereunder, all applicable taxes, including income tax, FICA and FUTA, and other appropriate deductions.

10.	Non-Solicitation/Non-Competition.

During Matus’ employment with the Company, and for (12) twelve months following the last day of employment with the Company (the “Restricted Period”), Matus will not, except with prior written approval of the Company’s President, directly or indirectly, individually or as part of or on behalf of any other person, company, employer or other entity: (a) induce, hire, or attempt to solicit for hire, or encourage to end their relationship with the Company, any persons who have been employed by the Company at any time within the previous six (6) months; (b) induce, solicit, or attempt to induce or solicit, any customer, supplier, licensee, or business relation of the Company to cease doing business with the Company or to interfere in any way with the Company’s relationship with any customer, supplier, licensee, or business relation; (c) directly or indirectly, alone or as a consultant, partner, officer, director, employee, joint ventures, lender or stockholder of any entity, accept employment with, or otherwise provide services to, any business or entity that is engaged in any product and/or service line of the Company that exists or is in the process of being formed or acquired during the time that Employee is providing services with the Company, with respect to which (A) Matus is actively engaged or (B) the Matus has learned or received Confidential Information, anywhere within a 250 mile radius of the Company or one of its subsidiary offices at the time of termination (a “Competitor”); provided that the Matus may be a stockholder of a publicly-held Competitor if the Matus’ ownership of such Competitor does not exceed two percent (2%) of the issued and outstanding shares of the Competitor.

Matus agrees that these provisions are necessary to protect the Company’s legitimate business interests. Matus warrants that the provisions will not unreasonably interfere in his ability to earn a living or to pursue his occupation after the Termination Date. Matus agrees to notify any person or entity to which he provides services during the Restricted Period of his obligations under this Section.

11.	Assignment

(a)   Proprietary Rights. For the purposes of this Agreement, “Proprietary Rights” include, without limitation, the results and products of my work, creative effort and employment activity, any and all patent rights, copyrights, trade secret rights, know-how, technology, inventions (whether patentable or not), discoveries, improvements, information, ideas, designs, writings, formulas, processes, drawings, software, data, as well as any other subject matter susceptible of protection as intellectual property, together with all documentation, records, and tangible embodiments thereof in whatever media, format or wherever located.

(b)  Company’s Proprietary Rights. The Company’s Proprietary Rights include any Proprietary Rights with respect to which Matus participated in the conception, development, or reduction to practice during the period of his employment with the Company: i. that relate, at the time of conception, development, or reduction to practice, to the Company’s current or anticipated future business, or actual or demonstrably anticipated research or development; ii. that were developed, in whole or in part, on the Company’s time or with the use of any of the Company’s equipment, supplies, facilities, trade secret information or Proprietary Information; or iii. that resulted from any work I performed for the Company. Matus understands that the provisions of this Agreement requiring assignment of Inventions to the Company do not apply to any invention that qualifies fully under the provisions of Utah Code Title 34, Chapter 39, Section 3 (copy available upon request). Matus will advise the Company promptly in writing of any inventions that Matus believes meet the criteria in Utah Code Title 34, Chapter 39, Section 3 and are not otherwise disclosed on Exhibit C.

(c)  Works for Hire. Matus acknowledges that all original works of authorship which are made by me (solely or jointly with others) within the scope of my employment, and which are protectable by copyright are “works made for hire” pursuant to the United States Copyright Act (17 U.S.C. Section 101).

(d)  Disclosure of Prior Inventions. Inventions, if any, patented or unpatented, which Matus made prior to the commencement of employment with the Company are excluded from the scope of this Agreement. To preclude any possible uncertainty, Matus has set forth in Exhibit C (Prior Inventions) attached hereto a complete list of all Inventions that Matus alone or jointly with others, conceived, developed or reduced to practice or caused to be conceived, developed or reduced to practice prior to the commencement of employment with the Company, that Matus considers to be his property or the property of third parties and that Matus wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”). If disclosure of any such Prior Invention would cause Matus to violate any prior confidentiality agreement, Matus understands that he is not to list such Prior Inventions in Exhibit C but am only to disclose a cursory name for each such invention, a listing of the party(ies) to whom it belongs and the fact that full disclosure as to such inventions has not been made for that reason. A space is provided on Exhibit C for such purpose. If no such disclosure is attached, Matus represents that there are no Prior Inventions. If, in the course of employment with the Company, Matus incorporates a Prior Invention into a Company product, process or machine, the Company is hereby granted and shall have a nonexclusive, royalty-free, irrevocable, perpetual, worldwide license (with rights to sublicense through multiple tiers of sublicensees) to make, have made, modify, use, and sell such Prior Invention. Notwithstanding the foregoing, Matus agrees that he will not incorporate, or permit to be incorporated, Prior Inventions in any Company Inventions without prior written consent.

12.	Confidential Information.

(a) Disclosure of Confidential Information. Matus recognizes, acknowledges, and agrees that he has had and will continue to have access to secret and confidential information regarding the Company and Company, its subsidiaries, and their respective businesses (“Confidential Information”), including but not limited to, its products, methods, formulas, software code, patents, sources of supply, customer dealings, data, know-how, trade secrets and business plans, provided such information is not in or does not hereafter become part of the public domain, or become known to others through no fault of Matus. Matus acknowledges that such information is of great value to the Company and Company, is the sole property of the Company and Company, and has been and will be acquired by him in confidence. In consideration of the obligations undertaken by the Company herein, Matus will not, at any time, during or after his employment hereunder, reveal, divulge, or make known to any person, any information acquired by Matus during his employment, which is treated as confidential by the Company, and not otherwise in the public domain. The provisions of this Section 12 shall survive the termination of Matus’ employment hereunder.

Matus affirms that he does not possess and will not rely upon the protected trade secrets or confidential or proprietary information of any prior employer(s) in providing services to the Company or its subsidiaries.

In the event that Matus’ employment with the Company terminates for any reason, Matus shall deliver forthwith to the Company any and all originals and copies, including those in electronic or digital formats, of Confidential Information; provided, however, Matus shall be entitled to retain (i) papers and other materials of a personal nature, including, but not limited to, photographs, correspondence, personal diaries, calendars and rolodexes, personal files and phone books, (ii) information showing his compensation or relating to reimbursement of expenses, (iii) information that he reasonably believes may be needed for tax purposes and (iv) copies of plans, programs and agreements relating to his employment, or termination thereof, with the Company.

NOTICE OF IMMUNITY UNDER THE DEFEND TRADE SECRETS ACT. The Economic Espionage Act of

1996, as amended by the Defend Trade Secrets Act of 2016, states at 18 U.S.C. § 1833(b):

“An individual shall not be held criminally or civilly liable under any Federal or State trade secret law for the disclosure of a trade secret that—(A) is made—(i) in confidence to a Federal, State, or local government official, either directly or indirectly, or to an attorney; and (ii) solely for the purpose of reporting or investigating a suspected violation of law; or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal.”

Accordingly, the parties to this Agreement have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law. Furthermore, an employee also has the right to disclose trade secrets in a document filed in a lawsuit for retaliation against such reporting, but only if (a) the filing is made under seal and (b) the trade secret is not disclosed except pursuant to a court order. Nothing in this Agreement is intended to conflict with 18 U.S.C. § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 U.S.C. § 1833(b)

13.	Section 409A.

The provisions of this Agreement are intended to comply with or are exempt from Section 409A of the Code (“Section 409A”) and the related Treasury Regulations and shall be construed in a manner consistent with the requirements for avoiding taxes or penalties under Section 409A. The Company and Matus agree to work together in good faith to consider amendments to this Agreement and to take such reasonable actions necessary, appropriate, or desirable to avoid imposition of any additional tax under Section 409A or income recognition prior to actual payment to Matus under this Agreement.

It is intended that any expense reimbursement made under this Agreement shall be exempt from Section 409A. Notwithstanding the foregoing, if any expense reimbursement made under this Agreement shall be determined to be “deferred compensation” subject to Section 409A (“Deferred Compensation”), then (a) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit, (b) the amount of expenses eligible for reimbursement, or in-kind benefits, provided during any taxable year shall not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other taxable year (provided that this clause (b) shall not be violated with regard to expenses reimbursed under any arrangement covered by Section 105(b) of the Code solely because such expenses are subject to a limit related to the period the arrangement is in effect) and (c) such payments shall be made on or before the last day of the taxable year following the taxable year in which the expense was incurred.

With respect to the time of payments of any amount under this Agreement that is Deferred Compensation, references in the Agreement to “termination of employment” and substantially similar phrases, including a termination of employment due to Matus’ Disability, shall mean “Separation from Service” from the Company within the meaning of Section 409A (determined after applying the presumptions set forth in Treasury Regulation Section 1.409A-1(h)(1)). Each installment payable hereunder shall constitute a separate payment for purposes of Treasury Regulation Section 1.409A-2(b), including Treasury Regulation Section 1.409A-2(b)(2)(iii). Each payment that is made within the terms of the “short- term deferral” rule set forth in Treasury Regulation Section 1.409A-1(b)(4) is intended to meet the “short-term deferral” rule. Each other payment is intended to be a payment upon an involuntary termination from service and payable pursuant to Treasury Regulation Section 1.409A-1(b)(9)(iii), et. seq., to the maximum extent permitted by that regulation, with any amount that is not exempt from Code Section 409A being subject to Code Section 409A.

Notwithstanding anything to the contrary in this Agreement, if Matus is a “specified employee” within the meaning of Section 409A at the time of Matus termination, then only that portion of the severance and benefits payable to Matus pursuant to this Agreement, if any, and any other severance payments or separation benefits which may be considered Deferred Compensation (together, the “Deferred Separation Benefits”), which (when considered together) do not exceed the Section 409A Limit (as defined herein) may be made within the first six (6) months following Matus’ termination of employment in accordance with the payment schedule applicable to each payment or benefit. Any portion of the Deferred Separation Benefits more than the Section 409A Limit otherwise due to Matus on or within the six (6) month period following Matus’ termination will accrue during such six (6) month period and will become payable in one lump sum cash payment on the date six (6) months and one (1) day following the date of Matus’ termination of employment. All subsequent Deferred Separation Benefits, if any, will be payable in accordance with the payment schedule applicable to each payment or benefit. Notwithstanding anything herein to the contrary, if Matus dies following termination but prior to the six (6) month anniversary of Matus’ termination date, then any payments delayed in accordance with this paragraph will be payable in a lump sum as soon as administratively practicable after the date of Matus’ death and all other Deferred Separation Benefits will be payable in accordance with the payment schedule applicable to each payment or benefit.

For purposes of this Agreement, “Section 409A Limit” shall mean a sum equal to (x) the amounts payable within the terms of the “short-term deferral” rule under Treasury Regulation Section 1.409A- 1(b)(4) plus (y) the amount payable as “separation pay due to involuntary separation from service” under Treasury Regulation Section 1.409A-1(b)(9)(iii) equal to the lesser of two (2) times: (i) Matus’ annualized compensation from the Company based upon his annual rate of pay during Matus’ taxable year preceding his taxable year when his employment terminated, as determined under Treasury Regulation 1.409A- 1(b)(9)(iii)(A)(1); and (ii) the maximum amount that may be taken into account under a qualified plan pursuant to Section 401(a)(17) of the Code for the year in which Matus’ employment is terminated.

14.	Miscellaneous.

(a)   Neither Matus nor the Company may assign or delegate any of their rights or duties under this Agreement without the express written consent of the other; provided, however, that the Company shall have the right to delegate its obligation of payment of all sums due to Matus hereunder, provided that such delegation shall not relieve the Company of any of its obligations hereunder.

(b)  This Agreement constitutes and embodies the full and complete understanding and agreement of the parties with respect to Matus’ employment by the Company, supersedes all prior understandings and agreements, whether oral or written, between Matus and the Company, and shall not be amended, modified, or changed except by an instrument in writing executed by the party to be charged. The invalidity or partial invalidity of one or more provisions of this Agreement shall not invalidate any other provision of this Agreement. No waiver by either party of any provision or condition to be performed shall be deemed a waiver of similar or dissimilar provisions or conditions at the same time or any prior or subsequent time.

(c)  This Agreement shall inure to the benefit of, be binding upon and enforceable against, the parties hereto and their respective successors, heirs, beneficiaries and permitted assigns.

(d)  The headings contained in this Agreement are for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.

(e)   All notices, requests, demands and other communications required or permitted to be given hereunder shall be in writing and shall be deemed to have been duly given when personally delivered, sent by registered or certified mail, return receipt requested, postage prepaid, or by reputable national overnight delivery service (e.g., Federal Express) for overnight delivery to the party at the address set forth in the preamble to this Agreement, or to such other address as either party may hereafter give the other party notice of in accordance with the provisions hereof. Notices shall be deemed given on the sooner of the date received or the third business day after deposited in the mail or one business day after deposited with an overnight delivery service for overnight delivery.

(f)  This Agreement shall be governed by and construed in accordance with the internal laws of the State of Delaware, and each of the parties hereto irrevocably consents to the jurisdiction and venue of the federal and state courts located in the State of Delaware for any disputes arising out of this Agreement, or Matus’ employment with the Company. The prevailing party in any dispute arising out of this Agreement shall be entitled to his or its reasonable attorney’s fees and costs.

(g)  This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one of the same instruments. The parties hereto have executed this Agreement as of the date set forth above.

(h)  Matus represents and warrants to the Company, that he has the full power and authority to enter into this Agreement and to perform his obligations hereunder and that the execution and delivery of this Agreement and the performance of his obligations hereunder will not conflict with any agreement to which Matus is a party.

(i)  The Company represents and warrants to Matus that it has the full power and authority to enter into this Agreement and to perform its obligations hereunder and that the execution and delivery of this Agreement and the performance of its obligations hereunder will not conflict with any agreement to which the Company is a party.

IN WITNESS WHEREOF, Matus and the Company have caused this Matus Employment Agreement to be executed as of the date first above written.

[Signature page follows immediately]

COMPANY:

RED CAT HOLDINGS, INC.

By:

Name: Jeff Thompson Title: CEO

EMPLOYEE:

George Matus By:

Name: George Matus Title: CEO, Teal Drones

EXHIBIT A

Restricted Stock Units

400,000 shares of restricted common stock. 25% shall vest upon the closing of the acquisition, 25% shall vest 12 months thereafter, then 6.25% quarterly until fully vested.

Restricted Stock Unit Vesting Accelerators

•	50% of outstanding shares shall vest 12-months from the effective date, if the trailing 12 month’s revenue is greater than $10 million.
•	100% of outstanding shares shall vest 24-months from the effective date, if trailing 12-month’s revenue is greater than $15 million.

*25% margin must be maintained for accelerators to be implemented.

EXHIBIT B

Stock Options

If by September 1, 2023, the below revenue targets are attained with a margin equal to or greater than 25%, the corresponding stock option amount shall be granted.

•	Additional 150,000 options at $13 million in revenue
•	Additional 150,000 options at $18 million in revenue
•	Additional 150,000 options at $25 million in revenue
•	Additional 150,000 options at $30 million in revenue

A 25% margin must be maintained for the additional option grant. All options will have a 90-day vesting schedule once granted.

If Red Cat CEO or COO agree in writing that Teal Drones revenue is more important than maintaining a minimum 25% margin, the reduced margin will not impact the option grants.

EXHIBIT C

Prior Inventions

Below is a complete list of all inventions that Matus alone or jointly with others, conceived, developed, or reduced to practice or caused to be conceived, developed, or reduced to practice prior to the commencement of employment with the Company. Matus considers these inventions to be his property or the property of third parties and wishes to have excluded from the scope of this Agreement (collectively referred to as “Prior Inventions”).